Exhibit 99.1

William C. (BJ) Losch, III to Join Live Oak Bancshares as Chief Financial Officer

WILMINGTON, N.C., June 30, 2021 -- Live Oak Bancshares (“Live Oak” or the “company”) announced today that William C. (BJ) Losch, III will assume the role of Chief Financial Officer of the company on September 1, 2021.  Losch will also assume the role of CFO of Live Oak Bank.

Losch brings a wealth of experience as Live Oak continues to expand into new industries, products and solutions to support its growing customer base. As CFO, he will be responsible for the overall financial management of the company, including treasury and accounting functions, investor relations, and will oversee strategy and corporate development across the company, including strategic oversight of Live Oak Ventures, the venture arm of Live Oak.

“The Live Oak mission is clear, the opportunity is tremendous, and the culture is extraordinary. I am excited to join the Live Oak team at this time and be part of the revolutionary model being built that will continue to redefine the future of banking through innovation and technology,” said Losch.

Losch will assume the role from Brett Caines, who will remain at Live Oak in a senior position to focus on strategic development goals. Losch will join the company August 1, 2021, before taking the role of CFO.

“We have had the privilege of creating an exceptional team here at Live Oak and having BJ join us adds another layer of remarkable talent to our organization,” said Live Oak Chairman and CEO James S. (Chip) Mahan III. “BJ will help us continue our mission to be America’s small business bank, and we look forward to furthering the successful legacy Brett Caines built as we fundamentally change our industry for the better.”

Losch has spent 12 years at First Horizon Corporation as senior executive vice president and CFO leading its financial activities, which included treasury, accounting, controls, tax, financial planning, strategic planning, investor relations and corporate development/M&A.

Prior to his role at First Horizon, Losch held progressively senior roles at First Union and Wachovia and served as senior vice president and chief financial officer for the general bank at Wachovia, the largest of the corporation’s four major business lines.

He is an active volunteer on various boards and has been voted one of the industry’s best CFOs in Institutional Investor Magazine’s All-America Executive Team rankings.

Losch holds a Bachelor of Science degree in business administration from the University of Richmond and a Master of Business Administration from Virginia Commonwealth University.

About Live Oak Bancshares
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contact:
Claire Parker, SVP of Corporate Communications
910.597.1592
claire.parker@liveoak.bank

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